Exhibit 10.9

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”) is dated as of July     , 2013, by and among B.C. Ziegler and Company, a Wisconsin corporation (“Ziegler”), Physicians Realty Trust, a Maryland real estate investment trust (the “REIT”) and Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”, the REIT and Operating Partnership, collectively referred to herein as “PRT”). Capitalized terms used herein shall have the meanings given thereto in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, Ziegler is the current Manager of Ziegler Healthcare Real Estate Fund I, LLC, Ziegler Healthcare Real Estate Fund II, LLC, Ziegler Healthcare Real Estate Fund III, LLC and Ziegler Healthcare Real Estate Fund IV, LP (together, the “Funds”) and as such, provides certain administration services to the Funds;

WHEREAS, PRT and the Funds have entered into certain Contribution Agreements pursuant to which the Operating Partnership will acquire all of the ownership interest in the direct and indirect property owning subsidiaries of the Funds in exchange for common units of limited partnership interest in the Operating Partnership;

WHEREAS, PRT desires to have Ziegler provide certain administrative services similar to that which was provided to the Funds, the REIT and the Operating Partnership as set forth herein;

NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, Ziegler, the REIT and the Operating Partnership intending to be legally bound mutually covenant and agree as follows:

ARTICLE I

SERVICES PROVIDED

1.1 Shared Services. Upon the terms and subject to the conditions set forth in this Agreement, Ziegler will provide each of those services (hereinafter referred to individually as a “Shared Service” and collectively as the “Shared Services”) set forth in Schedule A hereto to PRT during the Term (as defined in Section 4.1). If, at any time during the term of this Agreement, PRT becomes aware of any other service that it deems is necessary or desirable for the operation of the business then PRT shall notify Ziegler in writing of such additional service, and the parties shall use commercially reasonable efforts to agree on the scope, terms, cost, and duration of the additional services. Upon the mutual agreement of the parties regarding the scope, terms, and duration of such additional service, the parties shall amend Schedule A hereto to reflect the terms of such additional service and treat such additional service as a Shared Service for the purposes of this Agreement. At least annually, the parties shall review the list of Shared Services set forth on Schedule A and make any adjustments as the parties shall mutually agree are necessary or desirable.

1.2 Personnel. In providing the Shared Services, Ziegler may (i) use the personnel of Ziegler or its affiliates, including, without limitation, the Ziegler Companies, Inc., and (ii) employ the services of third parties, subject to PRT’s prior approval, if the expense of those third parties is to be paid by PRT. The employees, agents and representatives used by Ziegler in providing the Shared Services shall be under the direction, control and supervision of Ziegler (or its affiliates), and Ziegler shall have the sole right to exercise all authority with respect to the employment or engagement (including termination of employment or engagement), assignment and compensation of such employees, agents and representatives. Without limiting the foregoing, each of the REIT and the Operating Partnership acknowledges and agrees that it has no right to require or specify any particular individual perform any of the Shared Services hereunder, nor does it have a right to prohibit any individual from performing any of the Shared Services so long as such individual is performing comparable services for the Ziegler or any of its other affiliates. The parties recognize that PRT will make all decisions and operating decisions of its business and be solely responsible for the consequences of its decisions and providing the factual background for Ziegler to provide the Shared Service.

1.3 Representatives. Ziegler and PRT shall each nominate a representative to act as its primary contact person to coordinate the provision of all of the Shared Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Shared Service (the “Service Coordinators”). Each party may treat an act of a Primary Coordinator or Service Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act; provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Ziegler and PRT shall advise each other promptly (in any case no more than five (5) business days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Shared Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Shared Service for which such Service Coordinator has been designated. Ziegler, the REIT and the Operating Partnership each agree that all communications relating to the provision of the Shared Services shall be directed to the Service Coordinators for such Shared Service with copies to the Primary Coordinators. Ziegler’s initial Primary Coordinator shall be Angelique David. PRT’s initial Primary Coordinator shall be John Sweet. For each Shared Service, Ziegler’s and PRT’s initial Service Coordinator is set forth on Schedule A adjacent to the applicable Shared Service.

1.4 Level of Transition Services.

(a) The Shared Services shall be provided substantially in a manner, at a level of service, and with the same degree of care and diligence, as if such services had been provided to the Funds and shall not be greater than the services which Ziegler provides to its internal organization. The Shared Services will be performed in Chicago, Illinois and Milwaukee, Wisconsin, as historically provided, or such other location as Ziegler determines in its sole discretion with reasonable notice to the REIT, if Ziegler utilizes personnel in any other locations. Nothing in this Agreement shall require Ziegler to favor PRT’s business over Ziegler’s own businesses or those of any of its affiliates or subsidiaries; provided, that Ziegler accords to PRT no less than the same priority under comparable circumstances as Ziegler has provided the Funds in accordance with recent past practices.

(b) In addition to being subject to the terms and conditions of this Agreement for the provision of the Shared Services, Ziegler, the REIT and the Operating Partnership each agree that the Shared Services provided by third parties shall be subject to the terms and conditions of any agreements between Ziegler and such third parties. Unless otherwise approved in advance by PRT, the costs of services provided by such third parties, shall be included in the Annual Fee paid by PRT under Section 2.1 below. Any such agreements entered into after the date hereof shall be on substantially the same conditions as Ziegler would enter into with such third parties for its own account, and no such agreements shall be binding on the REIT and/or the Operating Partnership after the Term hereof without the REIT and/or the Operating Partnership’s express written consent. Ziegler shall consult with the REIT and/or the Operating Partnership concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, with third parties after the date hereof.

(c) The parties acknowledge and agree that the Ziegler will provide notice to the REIT and/or the Operating Partnership of any upgrades or new equipment that will be utilized to provide the Shared Services hereunder. If the equipment is dedicated or used solely by the REIT, and is available for the REIT to keep upon termination of the Shared Services Agreement, the REIT and/or the Operating Partnership will pay all costs associated therewith.

1.5 Limitation of Liability.

The parties hereto acknowledge and agree that the Shared Services are provided by Ziegler: (i) at the request of the REIT and/or the Operating Partnership in order to accommodate it following the contribution of the assets of the Funds, and (ii) with the expectation that Ziegler is not assuming any implied obligation, control over the REIT or the Operating Partnership, decision-making authority, financial or operational risks, except for those risks explicitly set forth herein. ACCORDINGLY, EACH PARTY AGREES THAT, ABSENT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH EACH PARTY’S PERFORMANCE HEREUNDER, EACH PARTY, ITS RESPECTIVE SUBSIDIARIES AND AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, CONSULTANTS AND AGENTS, SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR SAVINGS, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE, OR FOR ANY THIRD PARTY CLAIMS RELATING TO THE SHARED SERVICES OR ZIEGLER’S PERFORMANCE UNDER THIS AGREEMENT. IN NO EVENT SHALL ZIEGLER’S LIABILITY RELATED TO SERVICES PROVIDED UNDER THIS AGREEMENT EXCEED THE COMPENSATION ACTUALLY PAID TO ZIEGLER HEREUNDER FOR THE SERVICES PROVIDED. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ZIEGLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT

LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF THIS AGREEMENT AND THE SERVICES TO BE PROVIDED HEREUNDER. Notwithstanding anything to the contrary contained herein, in the event Ziegler commits an error with respect to or incorrectly performs or fails to perform any Shared Service, at REIT’s and/or the Operating Partnership’s request within a reasonable time thereafter, Ziegler shall use reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Shared Service at no additional cost to the REIT and/or the Operating Partnership. Nothing contained in this Section 1.5 shall relieve the REIT and the Operating Partnership of its obligation to pay when due all fees and expenses owed to Ziegler hereunder.

1.6 Indemnity.

The REIT and the Operating Partnership, jointly and severally agree to indemnify and hold Ziegler and its subsidiaries and affiliates, successors and assigns, and persons serving as officers, directors, managers, partners or employees, agents, or representatives thereof (each a “Ziegler Party”) harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each, a “Damage” and, collectively, the “Damages”) (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of, in connection with, based on, or by virtue of: (i) any non-fulfillment or breach of any covenant under this Agreement or any gross negligence or willful misconduct on the part of the REIT and/or the Operating Partnership; (ii) a Ziegler Party’s performance of its duties hereunder, including, without limitation, a Ziegler Party’s adherence to instructions given by the REIT and/or the Operating Partnership’s Primary Coordinator, a Service Coordinator, or other person who a Ziegler Party reasonably believes is authorized to act on behalf of the REIT and/or the Operating Partnership; or (iii) any act or failure to act by the REIT and/or the Operating Partnership or by any third party not under the control of Ziegler to the extent the Damages relate to the subject matter of this Agreement, in each case, except to the extent such Damages are sustained or suffered arising out of, in connection with, based on, or by virtue of the gross negligence or willful misconduct of Ziegler in performing the Shared Services hereunder. Neither the REIT nor the Operating Partnership will, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted directly and primarily from Ziegler’s bad faith or gross negligence.

1.7 Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, which are not reasonably foreseeable, including, but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, performance by third parties, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout; provided, that such party shall resume the performance whenever such causes are removed.

1.8 Modification of Procedures. Subject to the procedure set forth in this Section 1.8 to the extent applicable, Ziegler may make changes from time to time in its standards and procedures for performing the Shared Services, provided that any such change shall be made with respect to all or a significant portion of such Ziegler’s business. Notwithstanding the foregoing sentence, unless Ziegler reasonably believes such change is required by law, rule or regulation. Ziegler shall not implement any substantial changes affecting PRT unless Ziegler gives PRT 10 business days (x) to accept, and adapt its operations to accommodate, such changes or (y) to reject the proposed changes.

1.9 No Obligation to Continue to Use Services; Ziegler to Assist in Transitioning.

(a) Upon expiration of the Initial Term (as defined in Section 4.1), the REIT and the Operating Partnership shall not be obligated to continue to use any of the Shared Services and may terminate any Shared Service by giving Ziegler ten (10) days prior notice thereof in accordance with the notice provisions herein.

(b) Notwithstanding the foregoing, Ziegler shall, to the extent reasonably practicable, assist PRT in PRT’s efforts in undertaking to provide for itself any Shared Services, including without limitation giving PRT actual possession of the various documents, data and other records used or useful in the delivery of such Shared Services and taking such other steps as are reasonably necessary to assist PRT to provide for itself such Shared Services on a self sufficient basis; provided that, in no event shall Ziegler be obligated to provide assistance under this Section 1.9 that would result in more than a de minimis cost to Ziegler.

(c) Ziegler shall be entitled to reimbursement of reasonable costs and expenses it incurs in connection with the assistance it provides pursuant to this Section 1.9.

(d) Upon termination of this Agreement, Ziegler shall deliver to PRT all documents, records, data and materials relating to the REIT’s and the Operating Partnership’s business and operations that are in the possession or control of Ziegler. Notwithstanding, Ziegler shall retain copies of any documents as necessary for regulatory purposes.

1.10 Access. To the extent necessary to comply with the terms of this Agreement, each party shall, to the extent permitted by law or regulation, provide personnel of the other party with reasonable access during normal business hours (to the extent practicable) to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment necessary for the performance of the Shared Services hereunder; provided, however, that such access shall not extend to any party’s proprietary information.

1.11 The Parties Obligations. During the term of this Agreement, the REIT and the Operating Partnership shall (i) on a timely basis, comply with any reasonable instructions provided by Ziegler that are necessary for Ziegler to adequately provide the Shared Services; (ii) comply with all applicable standards and procedures applicable to such Shared Service which are in the manner generally applied by Ziegler in its business; (iii)

promptly report any operational or system problem affecting, the provision of any Shared Services to Ziegler and (iv) assist and provide all factual information reasonably required by Ziegler to allow the provision of Shared Services. Notwithstanding the foregoing, any failure by the REIT and the Operating Partnership to perform any of the foregoing shall not alter or diminish Ziegler’s obligations to provide the Shared Services on the terms set forth herein, except where the failure to so perform has delayed or materially increased Ziegler’s cost or burden to provide such Shared Service, or where such failure prevents the provision of the Shared Service in substantially the same manner as previously provided. During the term of this Agreement, Ziegler shall, on a timely basis, provide the Shared Services and comply with any reasonable instructions provided by PRT that are necessary for PRT to meet their obligations to third parties, including the timely filing of reports with the Securities and Exchange Commission and any other regulatory agency or the NYSE.

1.12 Security Level. Ziegler shall, and shall cause its affiliates and subsidiaries to, and the REIT and the Operating Partnership shall, and shall cause its affiliates and subsidiaries to, work together to ensure that they are each able to maintain their respective current levels (or, if greater, an industry standard level) of physical and electronic security during the term of this Agreement (including data security and data privacy), and to address any new security related issues, including compliance with applicable law related to security and issues related to new technologies or threats.

1.13 Records, Inspection and Audit Rights.

(a) To ensure Ziegler’s compliance with the terms and conditions of this Agreement, the REIT and the Operating Partnership and its affiliates and subsidiaries will have the right upon at least five (5) days written notice, directly or by their designees, to inspect the books and records and all other documents and material in the possession of or under the control of Ziegler and its affiliates and subsidiaries with respect to the subject matter of this Agreement at the place or places where such records are normally retained. The REIT and the Operating Partnership, their respective affiliates and subsidiaries and/or their respective designees will have free and full access thereto for such purposes and will be permitted to make copies thereof and extracts therefrom. The parties acknowledge and agree that the REIT and the Operating Partnership and their representatives will not have access to records of Ziegler or its affiliates to the extent such records pertain to the Ziegler’s or its affiliates’ other businesses. If an inspection reveals an overcharge with respect to any third party cost paid by the REIT and the Operating Partnership for any Shared Services, Ziegler will promptly reimburse the REIT and the Operating Partnership for the amount of such overcharge, plus interest, calculated at the rate of five percent (5%) per annum, from the date the overcharge was originally paid by the REIT and/or the Operating Partnership to the date of such reimbursement. All books and records relative to Ziegler’s obligations hereunder will be maintained and kept accessible and available to PRT and the Operating Partnership and its affiliates and subsidiaries for inspection for at least two (2) years after termination of this Agreement.

(b) The parties acknowledge and agree that Ziegler will provide PRT the same level of backup and disaster recovery capabilities as Ziegler maintains for its own business. If the REIT and/or the Operating Partnership wishes to acquire additional assistance from Ziegler with respect to backup or disaster recovery of the REIT and the Operating Partnership records, the parties will agree in advance on changes to the Annual Fee to accommodate the increase in the amount of Shared Services.

1.14 Insurance.

(a) Required Coverage. Without limiting the REIT and the Operating Partnership’s liability to Ziegler or third parties hereunder, the REIT and the Operating Partnership agree to maintain at its sole cost the following insurance coverages with insurance carriers with A.M. Best rating reasonably acceptable to Ziegler, in Ziegler’s sole discretion:

(i) All insurance coverages required by federal, state of local law and statute, including Worker’s Compensation Insurance and Employers’ Liability Insurance. The Employers’ Liability Insurance shall have a minimum coverage of at least $500,000 for each person;

(ii) Comprehensive or Commercial General Liability Insurance, providing for minimum Combined Bodily Injury and Property Damage Coverage Limits of at least $1,000,000, per occurrence;

(iii) Comprehensive Automobile Liability Insurance including coverage for Hired & Non-Owned Automobile Liability, with Combined bodily Injury and Property Damage Coverage Limits, per occurrence, with a combined single limit of at least $1,000,000; and

(iv) Comprehensive Crime Policy (CCP) including Employees Dishonest/Fidelity Coverage for all of the REIT and the Operating Partnership’s employees, officers and agents, and On-Premises (Loss Inside the Premises) and In-Transit (Loss Outside the Premises). The CCP shall have a minimum of at least $5,000,000, per occurrence.

(v) Professional Liability Coverage (Errors and Omissions) for a minimum combined single limit coverage of at least $5,000,000 per occurrence.

(b) Named Insured. The REIT and the Operating Partnership shall each cause each of the foregoing insurance policies to provide, and the insurer issuing such policy to certify to Ziegler that: (i) Ziegler will be named as an additional insured under each such insurance policy; and (ii) if such insurance be proposed to be cancelled or materially changed for any reason whatsoever, such insurer will promptly notify Ziegler and such cancellation or change shall not be effective as to Ziegler for at least thirty (30) days after receipt by Ziegler of such notice, unless the effect of such change is to extend or increase coverage under the policy.

(c) Certificates of Insurance. Prior to performance of any services or commencement of any work under this Agreement, the REIT and the Operating Partnership shall furnish to Ziegler certificates of insurance evidencing such required insurance coverage.

1.15 Administration of the Funds. Ziegler has been and shall remain the Manager of the Funds, and shall retain all responsibility for the administration of the Funds, after the closing of the transactions to be effected by the Contribution Agreements. Ziegler acknowledges and agrees neither the REIT nor the Operating Partnership nor any of PRT’s affiliates shall have any obligation to administer the Funds, or owe the Funds any more duties or responsibilities than it owes to any other shareholder of the REIT, provided, however, the REIT shall reimburse Ziegler for the reasonable cost and expenses payable to a third party, selected and overseen by Ziegler, after consultation with PRT, to (a) perform and prepare routine annual financial audits of the Funds in the normal course of operation of the Funds for the fiscal year of the Funds ending in 2013 and 2014, and (b) prepare annual tax returns for the Funds, including IRS Form 1040K-1s, for the tax years ending in 2013 and 2014. Ziegler shall continue to pay and assume all other cost and expense of administering the Funds, including audits and tax return preparations for any calendar or tax year after 2014. PRT shall cooperate with all reasonable requests of Ziegler for information or support necessary for the administration of the Funds.

ARTICLE II

COMPENSATION

2.1 Consideration. As consideration for the Shared Services, the REIT and/or the Operating Partnership shall pay to Ziegler an annual fee equal to $650,000 (the “Annual Fee”), due and payable in equal monthly payments of $54,167, on the first day of each month during the Term hereof, unless otherwise adjusted as provided herein plus other expenses, as provided herein or agreed to by both parties. If the REIT and/or the Operating Partnership elect to reduce the Shared Services after the second anniversary of the effective date of this Agreement, the REIT and/or the Operating Partnership shall pay to Ziegler an annual fee equal to $500,000, due and payable in equal monthly payments of $41,667, on the first day of each month during the remaining period of the Term hereof, which shall be paid, solely at the option of the REIT and/or the Operating Partnership, in either cash or shares of the REIT, valued at a price per share equal to the closing price for the REIT shares on the date of payment.

2.2 Costs and Expenses. In addition to payment of the Annual Fee specified in Section 2.1 hereof, Ziegler shall be entitled to prompt reimbursement, but in any event, within thirty (30) days, of any out of pocket costs and expenses payable to third parties, approved by PRT in advance, Ziegler incurs in connection with its provision of Shared Services hereunder and for any sales, use, or excise fees or taxes.

ARTICLE III

CONFIDENTIALITY

3.1 Obligation. Except if compelled by a court of proper jurisdiction or as required by applicable law or stock exchange regulation, during the Term and for a period of one (1) year thereafter, each party and its subsidiaries shall not use or permit the use of (without the prior written consent of the other party) and shall keep, and shall cause its consultants and advisors to keep, confidential all information (other than information that is in the public domain, is independently developed or is rightly received from a third party who is not known after reasonable inquiry by the disclosing party to be subject to a confidentiality obligation with respect to the disclosed information) concerning the other party and its subsidiaries and affiliates received pursuant to or in connection with this Agreement.

3.2 Care and Inadvertent Disclosure. With respect to any confidential information each party agrees as follows:

(a) it shall use the same degree of care in safeguarding said information as it uses to safeguard its own information which must be held in confidence; and

(b) upon the discovery of any inadvertent disclosure or unauthorized use of said information, or upon obtaining notice of such a disclosure or use from any other party, it shall take reasonable actions to prevent any other inadvertent disclosure or unauthorized use; and

(c) Ziegler will not disclose or permit disclosure of any non-public information regarding the REIT and/or the Operating Partnership.

ARTICLE IV

TERM

4.1 Term. This Agreement shall become effective on the Closing Date set forth in the Contribution Agreements and shall remain in force for a period of five years (the “Initial Term”), and shall automatically renew for additional terms of one year, thereafter, unless either party gives 30 days notice of its intent not to renew prior to expiration of the then existing term (any such additional period, together with the Initial Term, the “Term”).

4.2 Termination of Obligations. The REIT and the Operating Partnership specifically agree and acknowledge that all obligations of Ziegler to provide each Shared Service shall immediately cease upon the termination or expiration of this Agreement. The REIT and the Operating Partnership shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Shared Service terminated in accordance with the provisions hereof, and Ziegler shall bear no liability for the REIT and the Operating Partnership’s failure to implement or obtain such service or for any difficulties, not caused by Ziegler, in transitioning from the Shared Service to such permanent or replacement service.

4.3 Termination. This Agreement may be terminated as to all of the Shared Services prior to the expiration of the Term as set forth in Section 4.1 by:

(a) an agreement in writing signed by each of the parties;

(b) Ziegler, upon thirty (30) days’ prior written notice to PRT of a material breach of PRT’s payment obligations hereunder (unless the breach is cured by full payment within such time period), if the REIT and/or the Operating Partnership fails to timely pay any fee, cost, expense or other amount due to Ziegler hereunder; provided that, the time period specified in this Section 4.3(b) may be reduced to twenty (20) days, fifteen (15), ten (10), and zero (0) days, upon the second, third, fourth, and fifth failure, respectively, by the REIT and/or the Operating Partnership to timely pay any fee, cost, expense or other amount due under this Agreement to Ziegler;

(c) Ziegler, effective immediately upon written notice to the REIT and/or the Operating Partnership, if the REIT and/or the Operating Partnership files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law or makes or seeks to make a general assignment for the benefit of its creditors or applies for or consents to the appointment of a trustee, receiver or custodian for it or a substantial part of its property; or

(d) PRT upon a material breach of this Agreement by Ziegler, unless the breach is cured within twenty four (24) hours following written notice from PRT to Ziegler of the material default in performance of Ziegler’s material obligations hereunder.

4.4 Survival of Certain Obligations. Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Sections 1.5, 1.6, 1.14, ARTICLE III and ARTICLE V and (b) Ziegler’s right to receive (i) compensation pursuant to Section 2.1 for services rendered prior to the effective date of termination and (ii) reimbursement of costs and expenses pursuant to Sections 1.9 and 2.2 hereunder to the extent incurred prior to the effective date of termination or in connection with the transition.

ARTICLE V

MISCELLANEOUS

5.1 Complete Agreement: Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

5.3 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to the REIT to:

Physicians Realty Trust

240 East Wisconsin Street

Suite 1900

Milwaukee, Wisconsin 53202

Attention: John T. Thomas

If to Ziegler, to:

B.C. Ziegler and Company

200 South Wacker Drive, Suite 2000

Chicago, IL 60606

Fax Number: (312) 596-1695

Attn: Angelique A. David, General Counsel

5.4 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

5.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

5.6 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (i) either party may assign this Agreement without the other’s consent to any of its direct or indirect parents or subsidiaries and (ii) any party may assign this Agreement to any successor to its business, whether by merger, reorganization or otherwise; provided, further, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

5.7 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.8 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

5.9 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.10 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of any conflict between this Agreement and any Schedule, the terms of such Schedule shall govern.

5.11 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without regard to its conflicts of law doctrines).

5.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the independent contractor relationship of buyer and seller of services nor be deemed to vest any rights, interests or claims in any third parties.

5.14 Set Off. Payments required to be made to Ziegler by the REIT and/or the Operating Partnership of any amounts due or to become due hereunder shall not be subject to reduction or setoff for any liability of any nature of Ziegler to the REIT and/or the Operating Partnership.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Shared Services Agreement as of the date first above written.

PHYSICIANS REALTY TRUST

By:
Name:
Title:

PHYSICIANS REALTY L.P.

By:
Name:
Title:

B.C. ZIEGLER AND COMPANY

By:
Name:
Title: